Exhibit 11

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
                                   CNS, INC.
           COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK
                                  (unaudited)

                                                              1995           1994             1995           1994
Income (loss) from continuing
operations before income taxes                            $1,510,547      $(631,303)     $11,461,672    $(1,539,290)

Income tax provision                                         150,000              0        1,060,000              0

Income (loss) from continuing operations                   1,360,547       (631,303)      10,401,672     (1,539,290)

Income (loss) from operations of
discontinued sleep division (less
applicable income tax benefit of
$259,000 and $0 at September 30,
1995 and 1994, respectively).                                      0         36,694         (459,901)        43,762

Gain on disposal of sleep division (less
applicable income taxes of $690,000
and $0 at September 30, 1995 and
1994 respectively).                                                0              0        1,225,890              0

Income from discontinued operations                                0         36,694          765,989         43,762


Net income (loss)                                         $1,360,547      $(594,609)     $11,167,661    $(1,495,528)


Income (loss) per common and
common equivalent share
  From continuing operations before
  income tax                                                     .08           (.04)             .62           (.10)
  From income tax on continuing operations                      (.01)             0             (.05)             0

  From continuing operations                                     .07           (.04)             .57           (.10)

  From discontinued operations (sleep div.)                        0              0             (.03)             0
  From gain on disposal of sleep division                          0              0              .07              0

  From discontinued operations, net                                0              0              .04              0

Net income (loss) per common and
common equivalent share                                   $      .07      $    (.04)     $       .61    $      (.10)

Weighted average number of
common and common equivalent
shares outstanding                                        18,657,086     16,753,952       18,342,901     15,357,218

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